EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE

                 UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES

                                                                        Year ended December 31,
                                                           1998                  1997                  1996
                                                           ----                  ----                  ----
Net income                                               $13,011,000           $14,825,000           $6,404,000
                                                        ============        ==============       ==============

Basic:
         Weighted average shares                          12,306,763            12,194,885           12,172,697

         Dilutive stock options--based on
         treasury stock method using
         average market price                                302,076               225,236               38,376
                                                        ------------        --------------       --------------
Dilutive potential Common Shares                          12,608,839            12,420,121           12,211,073
                                                        ============        ==============       ==============
Earnings per share:
         Basic                                              $   1.06              $   1.22              $   .53
                                                            ========              ========              =======
         Diluted                                            $   1.03              $   1.19              $   .52
                                                            ========              ========              =======
